Exhibit 2.2

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into effective as of the 15th day of August, 2003 (the “Effective Date”) by and between Maxwell Technologies, Inc., a Delaware corporation (“Seller”) and Horizon Christian Fellowship, a California not for profit corporation (“Buyer”) with reference to the foregoing recitals of essential facts.

RECITALS

A.                                   Seller is the fee owner of certain real property (“Land”) and improvements thereon consisting of four (4) buildings totaling approximately 86,547 square feet (the “Buildings”) with street addresses of 8888-8992 Balboa Avenue, San Diego, California, and located on an approximately 5.55-acre parcel.  The Land and related easements are more particularly described on Exhibit A attached hereto and incorporated herein by this reference.  The Buildings and the Land are sometimes hereinafter collectively referred to as the “Property.”

B.                                     Seller desires to sell its interest in the Property, and Buyer desires to purchase the Property, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, incorporating the foregoing recitals, and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.                                       Purchase Price.

1.1                                 Purchase Price/Deposit.  The total consideration to be paid to Seller by Buyer in consideration of the sale of the Property (the “Purchase Price”) shall be the amount of Nine Million Dollars ($9,000,000.00).  Upon the Opening of Escrow (as defined in Paragraph  2 below), Buyer shall deliver to Escrow Holder (as defined in Paragraph 2 below) by cashier’s check or wire transfer of immediately available funds, Buyer’s initial good faith deposit in the amount of Two Hundred Twenty-five Thousand Dollars ($225,000.00) (“First Deposit”). On or before September 15, 2003, Buyer shall deliver to Escrow Holder by cashier’s check or wire transfer of immediately available funds, Buyer’s supplemental good faith deposit in the amount of Two Hundred Twenty-five Thousand Dollars ($225,000.00) (“Second Deposit”). The First Deposit and Second Deposit are hereinafter referred to collectively as the “Deposit”.  If this Agreement has not been previously terminated by Buyer, the Deposit shall be released by Escrow Holder to Seller on September 30, 2003, shall be applicable to the Purchase Price in the event Buyer completes the acquisition of the Property or shall be retained by Seller as liquidated damages in accordance with Section 14 below in the event Buyer fails to complete the acquisition of the Property or otherwise defaults hereunder. Except as otherwise specifically provided in this Agreement, upon the expiration of the Due Diligence Period, the Deposit and all accrued interest thereon shall become nonrefundable to Buyer and shall be applicable to the Purchase Price upon the Close of Escrow or otherwise paid to Seller as liquidated damages in accordance with Section 14 below. The Deposit shall be placed by Escrow Holder in an interest bearing account with a federally insured financial institution.

1.2                                 Balance of Purchase Price.  Not less than one (1) business day prior to the Close of Escrow (as defined in Paragraph 3 below), Buyer shall deposit, or cause to be deposited, with Escrow Holder, in immediately available funds, the amount of Eight Million Five Hundred Fifty Thousand Dollars ($8,550,000.00), together with Buyer’s share of closing costs and prorations payable pursuant to this Agreement.

2.                                       Escrow.  The escrow to facilitate the transaction contemplated by this Agreement shall be established at the San Diego office of Chicago Title Company, Park Camino Branch (“Escrow Holder”).  The escrow officer shall be Kathy Robinson.  For purposes of this Agreement, the escrow (“Escrow”) shall be deemed opened on the date Escrow Holder receives a fully executed copy (or counterpart copies) of this Agreement together with the First Deposit (“Opening of Escrow”) which shall occur no later than one (1) day following the mutual execution of this Agreement, or this Agreement shall terminate at the sole option of Seller.  Escrow Holder shall promptly notify Buyer and Seller in writing of the Opening of Escrow.  Buyer and Seller agree to execute, deliver, and be bound by any reasonable or customary supplemental escrow instructions or other instruments reasonably required by Escrow Holder to consummate the transaction contemplated by this Agreement; provided, however, that no such instruments shall be inconsistent or in conflict with, amend, or supersede any portion of this Agreement.  If there is any conflict or inconsistency between the terms of such instruments and the terms of this Agreement, then the terms of this Agreement shall control.

3.                                       Close of Escrow/Closing.  For purposes of this Agreement, the “Close of Escrow” or “Closing” shall occur on the date which the Deed is filed for recording in the Official Records of San Diego County, California, which in any event shall occur no later than thirty (30) days following the expiration of the Due Diligence Period (the “Scheduled Closing Date”), or such later date as may be required for Seller to complete its obligations under Section 13.3 below, but in any event, no later than December 15, 2003.  Should Seller require additional time beyond the Scheduled Closing Date, it shall provide Buyer with written notice pursuant to Section 16 below.

4.                                       Conditions Precedent to the Closing for the Benefit of Buyer.  The Closing and Buyer’s obligation to consummate the transaction contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions precedent for Buyer’s benefit.

4.1                                 Due Diligence Investigations.  Buyer has made, or will make, no later than 5:00 p.m. on September 30, 2003 (the “Due Diligence Period”), such independent nondestructive investigations as Buyer deems necessary or appropriate concerning the Property and the physical condition of all improvements.  Buyer acknowledges that the Due Diligence Period shall expire at 5:00 p.m. on September 30, 2003, regardless of the status of Buyer’s receipt of a conditional use permit or any other governmental approval regarding the change in status of the Property.  Subject to the indemnity and insurance requirements set forth below, during the Due Diligence Period, Buyer may, at Buyer’s sole expense, perform such due diligence investigations of the Property as it deems necessary. Buyer and its agents, contractors and employees may enter onto the Property during normal business hours and upon a minimum of twenty-four (24) hours prior written notice to Seller, provided that such entry shall not unreasonably interfere with the operation of the Buildings.  Any investigations or tests shall be conducted at Buyer’s sole expense and performed by duly licensed and qualified persons.  Seller may have a representative accompany Buyer and its agents, contractors or employees while they are on the Property.  In addition, Seller shall require Buyer (and any contractor or subcontractor of Buyer) to provide Seller with proof (which may be in the form of a current certificate of insurance) of commercial general liability insurance naming Seller as additional insured in an amount and with coverage reasonably satisfactory to Seller, but in any event, no less than One Million Dollars ($1,000,000) per occurrence.  Buyer acknowledges and agrees that Buyer shall not disclose or deliver the contents or results of any investigation, study or test of the Property performed by or at the direction of the Buyer, to any governmental or regulatory agency without the express prior written consent of Seller, which consent may be withheld by Seller in its sole and absolute discretion. In addition, Seller shall deliver to Buyer, within five (5) days from the Opening of Escrow, copies of certain documents within Seller’s possession relating to the Property (“Property Documents”) as specifically referenced in Schedule 4.1 to this Agreement.  The Property Documents may not be duplicated without Seller’s prior written consent.  Buyer agrees to keep all Property Documents confidential except upon the written agreement of both Seller and Buyer. On or before the expiration of the Due Diligence Period, in the event Buyer disapproves of its due diligence investigations, Buyer shall deliver to Seller, Buyer’s written notice of its disapproval (“Buyer’s Inspection Notice”).  Buyer’s failure to timely provide Buyer’s Inspection Notice shall be deemed Buyer’s approval of its due diligence investigations and the satisfaction of this condition precedent.  In the event Buyer timely delivers Buyer’s Inspection Notice, the terms of Paragraph 4.5 below shall apply.  Buyer shall indemnify, protect and defend Seller against, and hold Seller harmless from, any and all liabilities, losses, damages, claims, liens, attorneys’ fees, court costs, and litigation expenses of any kind or nature arising directly or indirectly from the entry of Buyer, its agents, contractors or employees onto the Property.  If Buyer conducts any destructive physical analysis or testing on the Property, Buyer shall return the Property to the same condition as existed prior to the commencement of such analysis or testing. The obligations of Buyer as set forth in this Paragraph 4.1 shall survive the Closing or the earlier termination of this Agreement.

4.2                                 Title Matters.  Not later than ten (10) days following the Opening of Escrow, Seller shall cause a preliminary report (“Title Report”) prepared by Chicago Title Company to be delivered to Buyer for review and approval.  Buyer shall have until September 25, 2003 (such period hereinafter referred to as the “Title Review Period”) to deliver to Seller and Escrow Holder written notice (“Buyer’s Title Notice”) of Buyer’s disapproval of any title exceptions shown on Schedule B of the Title Report.  The failure of Buyer to deliver Buyer’s Title Notice on or before the expiration of the Title Review Period shall be deemed to constitute Buyer’s approval of the Title Report and the condition of title to the Property, and the satisfaction of this condition precedent.  If Buyer disapproves any title exception shown in Schedule B of the Title Report, then Seller may, but shall have no obligation to, within five (5) days after its receipt of Buyer’s Title Notice (“Seller’s Election Period”), elect to eliminate such disapproved title matters by the Close of Escrow or purchase an applicable endorsement to the title policy as of the Closing, provided that, Seller shall have no obligation to pay any consideration or incur any liability to eliminate such disapproved title matters.  If Seller does not elect to, or is unable to, eliminate any disapproved title matters, then Buyer shall have the right, upon delivery of a written notice to Seller and Escrow Holder on or before the expiration of the Due Diligence Period, (i) to waive its prior disapproval, in which event such condition precedent shall be deemed waived, or (ii) to terminate the Agreement, in which case Paragraph 4.5 shall apply.  Any liens, encumbrances, covenants, conditions, restrictions or other matters affecting title to the Property which appear of record or are discovered after the date of the Title Report shall be subject to Buyer’s additional approval and the procedures for Seller’s elimination or cure of any such objections as set forth above shall be applicable to such additional matters.  Upon the Close of Escrow, Chicago Title Company shall cause a CLTA owner’s policy of Title Insurance (“Title Policy”) to be issued to Buyer, at Seller’s expense, with liability in the amount of that portion of the Purchase Price allocated to the Land, which provides that fee simple title to the Land vests in Buyer subject only to (i) those matters in the Title Report approved by Buyer (or deemed approved by Buyer) and (ii) any lien voluntarily imposed on the Property by Buyer at the Close of Escrow.  Buyer shall have the option, but not the obligation, to procure an ALTA Owner’s Policy of Title Insurance or such additional endorsements to the Title Policy as required by Buyer in its discretion, at Buyer’s sole cost and expense.

4.3                                 Change in Use.  The Parties acknowledge that Buyer intends to change the use of the Property to religious, education and office uses following its acquisition, and further, that such use would require a conditional use permit from the City of San Diego (“Use Permit”).  Seller agrees to cooperate with Buyer’s attempts to obtain a Use Permit from the City of San Diego, including, without limitation, such documents and applications as are necessary for Buyer to obtain the Use Permit, on condition that (i) such cooperation is at no expense to Seller; (ii) no Use Permit is actually issued until the Close of Escrow; and (iii) any such application will be withdrawn without penalty to Seller in the event that Buyer elects not to proceed with the purchase of the Property.

4.4                                 Personal Property Inventory.  During the Due Diligence Period, Buyer and Seller may negotiate for the sale of all or a portion of Seller’s personal property located at the Property.  If any such property is sold, it shall be conveyed with the Property, without any representation or warranty by Buyer, by Bill of Sale in form attached hereto as Exhibit D.

4.5                                 No Default.  As of the Closing, Seller shall not be in default in any of its material obligations under the terms of this Agreement and all representations and warranties of Seller contained herein shall be true and correct in all material respects.

4.6                                 Termination.  If this Agreement is terminated on or before the expiration of the Due Diligence Period, for any reason other than a breach of this Agreement, then:  (i) the Deposit shall be paid or retained in accordance with the provisions of Section 1.1 above; (ii) Buyer and Seller shall each pay the cost of one-half of Escrow Holder’s cancellation fees; (iii) no later than ten (10) days following any such termination, Buyer shall deliver to Seller copies of the plans, analyses, reports and other written information concerning the Property or property obtained by Buyer during its review of the Property, if so requested by Seller, which documents would be without warranty or representation as to accuracy by Buyer; and (iv) Buyer shall remain obligated to perform Buyer’s indemnification obligations described in Paragraph 4.1 above.

5.                                       Conditions Precedent to the Closing for the Benefit of Seller.  The Closing and Seller’s obligations to consummate the transaction contemplated by this Agreement are subject to the timely satisfaction or written waiver of the following conditions precedent for Seller’s benefit.

5.1                                 Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date made and as of the Closing with the same effect as if those representations and warranties were made at and as of the Closing.

5.2                                 Covenants.  At the Closing, Buyer shall not be in default in the performance of any material covenant or agreement to be performed by Buyer under this Agreement.

6.                                       Seller’s Deliveries.  At least one (1) business day prior to the Scheduled Closing Date, Seller shall have delivered to Escrow Holder (with a copy to Buyer) each of the following:

6.1                                 An original deed (“Deed”) for the Property executed (and acknowledged) by Seller, which shall be on Escrow Holder’s standard form;

6.2                                 Two executed original counterparts of the Assignment of Contracts in the form attached hereto as Exhibit B relating to the Contracts assumed by Buyer (if any) as provided in Paragraph 11 below (“Contracts Assignment”);

6.3                                 An executed Certificate of Non-Foreign Status (the “Non-Foreign Affidavit”) executed by Seller in the form attached hereto as Exhibit C and a California Franchise Tax Board Form 597-W executed by Seller; and

6.4                                 Such other documents and instruments as may be reasonably necessary to effectuate the transaction contemplated by this Agreement.

7.                                       Buyer’s Deliveries.  At least one (1) business day prior to the Scheduled Closing Date, Buyer shall have delivered to Escrow Holder:

7.1                                 Immediately available funds in an amount equal to the balance of the Purchase Price and such other costs as may be due by Buyer, pursuant to Paragraphs 8 and 9 below;

7.2                                 Two executed original counterparts of the Contracts Assignment; and

7.3                                 Such other documents and instruments as may be reasonably necessary to effectuate the transaction contemplated by this Agreement.

8.                                       Costs and Expenses.

8.1                                 Seller’s Costs.  If the transaction contemplated by this Agreement is consummated, then Seller shall bear the following costs and expenses:  (i) recording fees (other than loan documents recorded for the benefit of Buyer); (ii) Seller’s share of prorations set forth in Paragraph 9 below; (iii) fifty percent (50%) of Escrow Holder’s fees; (iv) the cost of the premiums for the owner’s CLTA Title Policy (excluding the cost of any survey which may be required in connection with the Title Policy); (v) documentary transfer taxes; and (vi) Seller’s legal costs.

8.2                                 Buyer’s Costs.  If the transaction contemplated by this Agreement is consummated, then Buyer shall bear the following costs and expenses:  (i) fifty percent (50%) of Escrow Holder’s fee; (ii) Buyer’s share of prorations set forth in Paragraph 9 below; (iii) the cost of the premiums for an extended coverage Title Policy and additional endorsements requested by Buyer (including the cost of any survey which may be required in connection with the Title Policy); and (iv) Buyer’s legal costs.

9.                                       Prorations.

9.1                                 Proration of Taxes. Real, supplemental and personal property taxes for the Property shall be prorated by the parties as of the Closing Date on the basis of a three hundred sixty-five (365) day year.  Seller shall be responsible for (i) all such taxes for the fiscal year of the applicable taxing authority occurring prior to the Current Tax Period (as defined below) and (ii) that portion of such taxes for the Current Tax Period to 11:59 p.m. on the Closing Date, whether or not the same shall be payable prior to the Closing Date, provided, however, that Seller shall not be responsible for any portion of an increase in real, supplemental or personal property taxes resulting from the sale of the Property to Buyer.  The phrase “Current Tax Period” refers to the fiscal year of the applicable taxing authority in which the Closing occurs.  All tax prorations shall be based upon the latest available tax statement(s).  If the tax statements for the fiscal tax year during which Escrow closes do not become available until after the Closing Date, then the rates and assessed values of the previous year, with known changes, shall be used, and the parties shall re-prorate said taxes outside of Escrow following the Closing Date when such tax statements become available.  Any special assessment affecting the Property shall not be prorated whether or not it is then a lien on the Property payable prior to or on the date of Closing.  All unpaid installments of any such assessment (including those which are to become due and payable after the date of Closing) shall be deemed to be due and payable prior to the Closing and shall be paid and discharged by Seller at or prior to the Closing.

9.2                                 Utilities.  Seller shall make arrangements with the applicable utility companies to terminate utility services at the Property as of the date of Close of Escrow and shall be responsible for the payment of all final bills (relating to the period up to the Close of Escrow) after the Close of Escrow.  Buyer shall be responsible for commencing all utility services at the Property in the name of Buyer as of the date of Close of Escrow at Buyer’s sole cost and expense.  The parties agree to reasonably cooperate to accomplish the transfer of all utility services for the Property into the name of the Buyer upon the Close of Escrow.

9.3                                 Operating Expenses.  All nonmetered operating expenses of the Property shall be prorated as of the Closing Date, with Seller remaining responsible for the payment of any accounts payable relating to services rendered or goods supplied to the Property prior to the Close of Escrow.

10.                                 Disbursements and Other Actions by Escrow Holder.  At the Closing, Escrow Holder shall promptly undertake all of the following actions in the manner and order set forth below.

10.1                           Disburse Funds.  Escrow Holder shall credit all matters addressed in the final proration schedule and disburse the Purchase Price to Seller promptly upon the Closing.

10.2                           Recording.  Escrow Holder shall cause the Deed and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records of the County Recorder of San Diego County, California.

10.3                           Documents to Seller.  Escrow Holder shall deliver to Seller a conformed copy of the recorded Deed, a counterpart original of the Contracts Assignment, and a final settlement statement.

10.4                           Documents to Buyer.  Escrow Holder shall deliver to Buyer the original Deed, a counterpart original of the Contracts Assignment, and a final settlement statement.

11.                                 Assumption of Contracts.  No later than five (5) days following the Opening of Escrow, Seller shall provide Buyer with copies of all service contracts, maintenance contracts and warranties (“Contracts”) relating to the Property.  Prior to the expiration of the Due Diligence Period, Buyer shall elect which of the Contracts listed on Exhibit B, if any, it shall assume on a post-closing basis, and shall accept title to the Property subject to those Contracts which it assumes.  Buyer will be responsible for obtaining the consent of all necessary persons and agencies to the assignment and transfer to Buyer of the Contracts and to the releases of Seller from all liability under the Contracts.  Notwithstanding any term of this Agreement to the contrary, Seller has the right, without obligation: (i) not to assign any particular Contract; and/or (ii) to terminate any Contracts with terms expiring before the Closing or which are otherwise terminable; and/or (iii) to enter into agreement(s) terminating any particular Contracts; provided however, the parties agree that if Seller either refuses to assign any contract or terminates a contract and incurs a cancellation fee as a result thereof, Seller shall be responsible for the payment of such fee and costs associated with the termination of such Contract(s); provided further, if any Contracts require the payment of a fee in connection with the assignment of such Contracts to Buyer, Buyer shall be obligated for the payment of such fee if Buyer elects to assume such Contracts.

12.                                 Representations and Warranties.

12.1                           Seller’s Representations and Warranties.  In consideration of Buyer’s entering into this Agreement, Seller makes the following representations and warranties, each of which is being relied upon by Buyer (and the truth and accuracy of which shall constitute a condition precedent to Buyer’s obligations hereunder).

(a)                                  Power.  Seller has the legal power, right, and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

(b)                                 Requisite Action.  All requisite action (corporate, trust, partnership, or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein, and, by the Closing, all such necessary action will have been taken to authorize the consummation of the transactions contemplated hereby.  By the Closing, no additional consent of any partner, member, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority, or other party shall be required for Seller to consummate the transactions contemplated by this Agreement.

(c)                                  No Conflict.  Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor incurring the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, lease or other agreement or instrument to which Seller is a party.

(d)                                 Violation of Laws. To Seller’s Actual Knowledge, no governmental agency has issued a notice of violation pertaining to the Property which, prior to the date of this Agreement, has not been fully corrected.  For purposes of this Agreement, the term “Actual Knowledge” shall mean Richard Smith’s actual knowledge of the subject facts, matters or circumstances after due inquiry of Seller’s current employees and agents; but does not require or imply any obligation to review any public records or undertake independent investigation.

12.2                           Buyer’s Representations and Warranties.  In consideration of Seller entering into this Agreement and as an inducement to Seller to enter into this Agreement, Buyer makes the following representations and warranties, each of which is material and is being relied upon by Seller (and the truth and accuracy of which shall constitute a condition precedent to Seller’s obligations hereunder).

(a)                                  Power.  Buyer has the legal power, right, and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

(b)                                 Requisite Action.  All requisite action (corporate, trust, partnership, or otherwise) has been taken by Buyer in connection with entering into this Agreement and the instruments referenced herein, and, by the Closing, all such necessary action will have been taken to authorize the consummation of the transaction contemplated hereby.  By the Closing, no additional consent of any partner, member, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority, or other party shall be required for Buyer to consummate the transaction contemplated by this Agreement.

(c)                                  Individual Authority.  The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right, and actual authority to bind Buyer to the terms and conditions hereof and thereof.

(d)                                 No Conflict.  Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor incurring the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease, or other agreement or instrument to which Buyer is a party.

(e)                                  Property Investigation.  Buyer shall, at its own cost and expense, make its own independent investigation respecting the Property and all other aspects of this transaction, and will rely thereon and on the advice of its consultants in electing to complete the purchase of the Property and, by proceeding with this transaction will be deemed to have determined that the same are satisfactory to Buyer.  Without limitation of the foregoing, Buyer represents and warrants to Seller that Buyer shall make such independent investigations as Buyer deems necessary or appropriate concerning the suitability of the Property and the physical condition of all improvements.

13.                                 Condition of Property.

13.1                           “As Is” Purchase.  AS A MATERIAL INDUCEMENT TO THE EXECUTION OF THIS AGREEMENT BY SELLER, BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS TO SELLER THAT BUYER IS ACQUIRING THE PROPERTY “AS IS,” IN ITS PRESENT STATE AND CONDITION AND “WITH ALL FAULTS,” WITHOUT ANY REPRESENTATION BY SELLER OR ITS REPRESENTATIVES AS TO ANY MATTER EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, INCLUDING BUYER’S ABILITY TO SELL, LEASE OR MAKE IMPROVEMENTS TO THE PROPERTY OR ANY PORTION THEREOF.  NO PATENT OR LATENT CONDITION AFFECTING THE PROPERTY IN ANY WAY, SUCH AS BUT NOT LIMITED TO THE MATTERS DESCRIBED ABOVE, WHETHER OR NOT NOW KNOWN OR DISCOVERABLE, OR HEREAFTER DISCOVERED, SHALL AFFECT BUYER’S OBLIGATION TO PURCHASE THE PROPERTY, OR GIVE RISE TO ANY RIGHT OF DAMAGES, RESCISSION OR OTHERWISE AGAINST SELLER.  BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS UNDER NO OBLIGATION TO MAKE ANY REPAIRS, IMPROVEMENTS OR ALTERATIONS TO THE PROPERTY AND THAT THE PURCHASE PRICE BEING PAID BY BUYER FOR THE PROPERTY REFLECTS THE AS-IS NATURE OF THIS TRANSACTION.

13.2                           Environmental Matters.  Seller makes no representations or warranties regarding the presence of any Hazardous Materials (as defined below) in, on, under or about the Property.  By proceeding with this transaction, Buyer will be deemed to have made or knowingly waived its right to make its own independent investigation of the Property with regard to the presence of Hazardous Materials as Buyer deems appropriate.  Accordingly, Buyer hereby expressly waives and relinquishes any and all rights and remedies Buyer may now or hereafter have against Seller, whether known or unknown, with respect to the existence of Hazardous Materials in, on, under or about the Property or with respect to any violations of any rules, regulations, laws or licenses, now or hereafter enacted or granted, regulating or governing the use, handling, storage decommissioning or disposal of Hazardous Materials, including, without limitation, any and all rights and remedies Buyer may now or hereafter have under any of the statutes listed below.  “Hazardous Materials” means any substance, product, waste or other material of any nature whatsoever including radioactive material which (i) is or becomes listed, regulated, or addressed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq. (“TSCA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq. (the “Clean Water Act”); the Clean Air Act, 42 U.S.C. Section 7401, et seq., the California Hazardous Waste Control Law, California Health & Safety Code Section 25100, et seq.; California Hazardous Substance Account Act, California Health & Safety Code Section 25300 et seq.; the Radiation Control Law, California Health & Safety Code Section 114960 et seq.; or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, permit, license, order or decree regulating, relating to, or imposing liability, permit obligations, or standards of conduct (collectively “Environmental Laws”), concerning, any hazardous, toxic, radioactive, dangerous or extremely dangerous waste, substance or material, as now or at any time hereafter in effect, (ii) contains any substance, product, waste or other material of any nature whatsoever which may give rise to liability under Environmental Laws or under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance or strict liability or under any reported decisions of a state or federal court, (iii) contains petroleum or crude oil other than petroleum and petroleum products which are contained within regularly operated motor vehicles, (iv) contains asbestos, (v) contains mold or mildew, or (vi) contains radioactive materials, contaminants or properties.

13.3                           Removal of Cobalt Source. Seller agrees to decommission its Cobalt-60 Room Irradiation Facility (“Facility”) and to remove all radioactive source materials pursuant to California’s Radiation Control Law prior to the Close of Escrow.

13.4                           Intentionally Omitted

13.5                           Intentionally Omitted

14.                                 Remedies for Breach.

14.1                           Seller’s Remedies for Buyer’s Breach.  IF BUYER DEFAULTS IN ITS PERFORMANCE OF ANY TERM, COVENANT, CONDITION, OR OBLIGATION UNDER THIS AGREEMENT, INCLUDING THE OBLIGATION OF BUYER TO PURCHASE THE PROPERTY IF ALL CONDITIONS PRECEDENT TO SUCH OBLIGATIONS HAVE BEEN SATISFIED, SELLER SHALL BE ENTITLED TO RECEIVE THE ENTIRE DEPOSIT IN THE AMOUNT OF TWO HUNDRED THOUSAND DOLLARS ($200,000.00) AS COMPLETE LIQUIDATED DAMAGES.  IF, FOLLOWING THE EXPIRATION OF THE DUE DILIGENCE PERIOD OR PRIOR RELEASE TO SELLER OF THE DEPOSIT OR ANY PORTION THEREOF, BUYER FAILS TO CONSUMMATE THIS TRANSACTION AND CLOSE THE ESCROW ON OR BEFORE THE SCHEDULED CLOSING DATE BY REASON OF DEFAULT OF BUYER, SELLER SHALL BE ENTITLED TO THE ENTIRE DEPOSIT DESCRIBED ABOVE, IT BEING UNDERSTOOD THAT THE DAMAGE TO SELLER CAUSED BY ANY SUCH DEFAULT OF BUYER WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO ASCERTAIN.  IN SUCH EVENT, SELLER SHALL BE RELEASED FROM ANY FURTHER OBLIGATION TO SELL THE PROPERTY TO BUYER AND ANY OTHER OBLIGATIONS UNDER THIS AGREEMENT.  THE PROVISIONS OF THIS

PARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.  SELLER AND BUYER SHALL EACH INITIAL THIS PARAGRAPH WHERE INDICATED BELOW, CONSENTING AND AGREEING TO THE PROVISIONS HEREOF.

Seller:	/s/ Richard E. Smith	Buyer:	/s/ Michael E. Turk

14.2                           Buyer’s Remedies for Seller’s Breach.  If Seller shall breach any of its obligations under this Agreement prior to the Closing, then Buyer may avail itself of any remedy available under equity or law, but is specifically prohibited from seeking consequential damages, special damages or punitive damages, including, without limitation, loss of profits or similar types of damages.

15.                                 Damage or Condemnation Prior to Closing.

15.1                           Eminent Domain or Taking.  If, prior to the Close of Escrow, any portion of the Property is taken or if the access thereto or available parking area therefor is materially reduced or restricted by eminent domain or otherwise (or is the subject of a pending, threatened or contemplated taking which has not been consummated), Seller, if Seller has actual knowledge thereof, shall immediately notify Buyer of such fact.  In such event, Buyer shall have the option, in its sole and absolute discretion, to terminate this Agreement upon written notice to Seller given not later than ten (10) days after Buyer receives notice of such taking.  If this Agreement is terminated, Escrow Holder shall promptly return to each party all funds and documents deposited by that party, respectively, into Escrow and neither party shall have any further rights or obligations hereunder, except the payment of escrow cancellation fees and title costs, which shall be borne equally by the parties and indemnity obligations established under this Agreement.  If Buyer does not exercise its option to terminate this Agreement, neither party shall have the right to terminate this Agreement based on such taking or threatened taking, but Seller shall assign to Buyer, and Buyer shall be entitled to receive and keep as its sole and exclusive remedy, all awards for the taking by eminent domain which accrue to Seller and the parties shall proceed to the Close of Escrow pursuant to the terms hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price.

15.2                           Fire or Casualty.  If the Property suffers damage as a result of any casualty prior to the Closing, then Seller shall give written notice thereof to Buyer promptly after the occurrence of the casualty.  In the event that such damage to the Property is less than the amount of $500,000 to repair, then the Closing shall occur as scheduled and Buyer shall receive, as of the Closing, an assignment of all of Seller’s insurance proceeds received as a result of such damage. In the event that such damage exceeds the amount of $500,000.00 to repair, Buyer’s remedies shall be limited to its election, by written notice delivered to Seller and Escrow Holder to either (i) terminate the Agreement, in which case the Deposit shall be refunded to Buyer and the parties shall have no further obligations hereunder; or (ii) accept the Property in its damaged condition, together with an assignment of Seller’s insurance proceeds relating to the casualty. Seller hereby agrees that in such event, it shall not sell or compromise any insurance claim affecting the Property without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event that Buyer elects to terminate this Agreement, Seller shall have ten (10) days from receipt of Buyer’s termination notice to elect to repair and restore the damage caused by the casualty, in which event, the Closing Date will be extended until such date as may be reasonably required to complete the repair or restoration, and in which case, Seller shall retain all insurance proceeds applicable to the casualty.

16.                                 Notices.  All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered, sent by overnight mail (FedEx or another nationally recognized carrier that provides receipts for all deliveries), or sent by registered or certified mail, postage prepaid, return receipt requested, telegraphed, delivered or sent by telex, facsimile, fax, or cable, in each case followed by a hard copy sent by certified mail, return receipt requested, and shall be effective upon receipt at the appropriate address.  Notice of change of address shall be given by written notice in the manner detailed in this Paragraph.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice in accordance with this Paragraph 16 was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

To Buyer:	Horizon Christian Fellowship Attn: Mike MacIntosh P.O. Box 17480 San Diego, CA 92177-7480 Fax: (858) 277-1365

With a copy to:	John M. Turner, Esq. Turner & Maasch, Inc. 550 West C Street, Suite 1150 San Diego, CA 92101 Fax: (619) 237-0325

To Seller:	Maxwell Technologies, Inc. 9244 Balboa Avenue San Diego, CA 92123 Attn: Richard Smith Phone: (858) 503-3325 Fax: (858) 277-6754

With a copy to:	Procopio, Cory, Hargreaves & Savitch LLP 530 B Street, Suite 2100 San Diego, CA 92101 Attn: Lorne R. Polger, Esq. Phone No. (619) 515-3298 Fax No. (619) 235-0398

To Escrow Holder:	Chicago Title Company, Park Camino Branch 3703 Camino del Rio South, Suite 100 San Diego, CA 92108 Attn: Kathy Robinson Phone: (619) 282-3200 Fax: (619) 282-5201

17.                                 Brokers.  Seller and Buyer each represent and warrant to each other that except for CB Richard Ellis and IPC Commercial (collectively, the “Brokers”), whose commission shall be paid upon the Close of Escrow in accordance with separate agreements, no real estate broker or finder or any other person has represented either party in connection with the transaction contemplated by this Agreement and shall each indemnify, defend, protect and hold the other harmless from and against all loss, cost, damage, or expense, including reasonable attorneys’ fees, incurred by the other party as a result of a claim arising from acts of the indemnifying party, or of others acting on that party’s behalf, for a commission, finder’s fee, or similar compensation, made by a broker, finder, or other party who claims to have dealt with the indemnifying party.  The foregoing indemnity shall survive the Closing or the earlier termination of this Agreement.

18.                                 Legal Fees.  If either Buyer or Seller brings any action or suit against the other for any matter relating to or arising out of this Agreement, then the prevailing party in such action or dispute, whether by final judgment or out of court settlement, shall be entitled to recover from the other party all costs and expenses of suit, including actual attorneys’ fees.  Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees incurred in enforcing, perfecting and executing such judgment.  For purposes of this Paragraph  18, such costs shall include, without limitation, in-house or outside attorneys’ fees, costs and expenses incurred in the following: (i) post-judgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examinations; (iv) discovery; and (v) bankruptcy litigation.

19.                                 Miscellaneous.

19.1                           Marketing of the Property.  Until such time as the Due Diligence Period has expired, Seller may enter into backup purchase agreements with respect to the Property.

19.2                           Survival.  Any release, waiver, or indemnity set forth in this Agreement shall survive the recording of the Deed and the Closing.

19.3                           Required Actions of Buyer and Seller.  Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions as may be required in order to consummate the purchase and sale herein contemplated and shall use all reasonable efforts to accomplish the Closing in accordance with the provisions hereof.

19.4                           Computation of Time Periods.  If the date upon which the Due Diligence Period expires, the Closing or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state, or legal holiday, then such date shall automatically be extended until 5:00 p.m. Pacific Standard Time of the next day which is not a Saturday, Sunday or federal, state, or legal holiday.

19.5                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.  The facsimile signatures of the parties shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate original counterparts.

19.6                           Captions.  Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

19.7                           No Obligations to Third Parties.  Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

19.8                           Assignment.  Buyer may not assign, transfer or convey its rights or obligations under this Agreement at any time without the prior written consent of Seller, which consent shall be in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to an entity which is a subsidiary of, or controlled by Buyer, provided notice of such assignment is provided to Seller and Escrow Holder at least five (5) days prior to the Closing Date.  This Agreement shall be binding upon and shall inure to the benefit of the heirs, administrators, executors, permitted successors and assigns of the parties hereto.

19.9                           Exhibits and Schedules.  The exhibits and schedules attached hereto are hereby incorporated herein by this reference for all purposes.

19.10                     Time of Essence.  Time is of the essence of each obligation of each party to this Agreement. Buyer and Seller acknowledge and agree that the failure of either party to perform its obligations in a timely manner may result in damages being suffered by the other parties to this Agreement. Therefore, unless waived in writing by the party concerned, and notwithstanding any contrary wording of the general provisions of the Escrow Holder, strict enforcement of all time requirements shall be an essential feature of this Agreement.

19.11                     Amendment to this Agreement.  The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

19.12                     Waiver.  The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

19.13                     Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, except for any choice-of-law principles which provide for the application of the laws of another jurisdiction.  The venue for any action instituted by any party arising out of this Agreement shall be San Diego County, California.

19.14                     Entire Agreement.  This Agreement (including all exhibits attached hereto) supersedes any prior agreements, negotiations, and communications, oral or written, and contains the entire agreement between, and the final expression of, Buyer and Seller with respect to the subject matter hereof.  No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.

19.15                     Construction.  The parties hereto hereby acknowledge and agree that: (i) each party hereto is of equal bargaining strength; (ii) each such party has actively participated in the drafting, preparation, and negotiation of this Agreement; (iii) each such party has consulted with such party’s own, independent counsel, and such other professional advisors as such party has deemed appropriate, relating to any and all matters contemplated under this Agreement; (iv) each such party and such party’s counsel and advisors have reviewed this Agreement; (v) each such party has agreed to enter into this Agreement following such review and the rendering of such advice; and (vi) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

19.16                     Tax Consequences.  Each of the parties acknowledge they have consulted with their own tax advisors with respect to the tax consequences of this Agreement to the extent they deem necessary, and are not relying upon any other party for such purposes.

19.17                     Confidentiality.  Buyer and Seller represent and warrant that each shall keep all information and/or reports obtained from the other, or related to or connected with the Property, the other party, or this transaction, confidential and will not disclose any such information to any person or entity (excluding such party’s professional advisors) without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

SELLER:		BUYER:

Maxwell Technologies, Inc., a Delaware corporation		Horizon Christian Fellowship, a California not for profit corporation

By:	/s/ Richard E. Smith
Name:	Richard E. Smith
Title:	Exec. V.P. Strategic Bus. Dev.	By:	/s/ Michael E. Turk
		Name:	Michael E. Turk
		Title:	Member Board of Directors

ACCEPTANCE BY ESCROW HOLDER

Chicago Title Company hereby acknowledges that it has received a fully executed original or original executed counterparts of the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and strictly perform the terms thereof as such terms apply to Escrow Holder.

Chicago Title Company

By:
Its:	Authorized Agent
Name:	Kathy Robinson
Dated:

SCHEDULE 4.1

LIST OF DUE DILIGENCE DOCUMENTS

1.               Real property tax bills for Fiscal Year 2002-2003.

2.               Operating Statements for 2001 and 2002.

3.               Site Plan and Floor Plans.

4.               Property Plans.

5.               Maxwell Technologies Cobalt-60 Sources (narrative overview).

6.               Phase I Environmental Site Assessment dated 1/17/00 by Snyder Consulting.

7.               Property Fixed Asset List (partial from 7/97 to 10/00).

8.               Report of Geotechnical Investigation dated 7/17/00.

9.               Alternative Parking Studies dated 2/12/03 by Austin, Veum, Robbins, Parshalle.

10.         Preliminary Title Report & Accompanying Documents.

11.         Brief Description of Security System.

12.         Roof Report w/ Photo Analysis from Dewey Roofing.

13.         Brief Description of Phone and Data Systems.

14.         HVAC Inventory List and Reports.

SCHEDULE 4.4

LIST OF PERSONAL PROPERTY

[To be completed during Due Diligence Period]

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND AND RELATED EASEMENT

[See attached]

A-1

EXHIBIT B

ASSIGNMENT OF CONTRACTS

THIS ASSIGNMENT OF CONTRACTS (“Assignment”) is entered into effective                , 2003 (the “Effective Date”) by and between Maxwell Technologies, Inc., a Delaware corporation (“Assignor”), and Horizon Christian Fellowship, a California not for profit corporation (“Assignee”).

1.                                       Assignment.  In connection with and pursuant to the terms of that certain Purchase and Sale Agreement and Joint Escrow Instructions entered into between Assignor, as seller, and Assignee, as buyer, dated as of August 15, 2003 pursuant to which Assignor, has agreed to sell certain real property (“Property”) to Assignee, and for valuable consideration, receipt of which is hereby acknowledged, Assignor hereby assigns to Assignee its right, title and interest in and to all contracts and agreements relating to the use and operation of the Property described on Schedule 1 attached hereto (“Contracts”) and delegates to Assignee all of its duties and obligations of performance under the Contracts.  Should Assignee elect to terminate any Contracts upon or after the date of this Assignment, Assignee shall, at Assignee’s sole cost and expense, be responsible for the payment of any and all termination fees and costs incurred in connection therewith.

2.                                       Assumption of Obligations.  In consideration of the Assignment set forth above, Assignee hereby accepts, and agrees to the terms of, the foregoing Assignment and agrees to assume and perform all duties and obligations to be performed by Assignor under the Contracts to the same extent as if Assignee had been an original party to the Contracts.  Assignee covenants and agrees that it will execute such other and further instruments and documents as are and may become necessary or convenient to effectuate and carry out this Assignment.

3.                                       Indemnification.  Assignee agrees that it shall defend, indemnify and hold harmless Assignor, its directors, officers, shareholders, employees and agents from and against any and all claims, liabilities, losses, suits and expenses of every kind, nature and type (including reasonable attorneys fees) asserted by any person, entity or party for or on account of Assignee’s obligations and liabilities arising out of or under the Contracts following the Effective Date.

4.                                       Successors and Assigns.  This Assignment shall be binding upon and inure to the benefit of the parties and their respective heirs, administrators, executors, legal representatives, successors and assigns.

5.                                       Counterparts.  This Assignment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument.

6.                                       Attorneys’ Fees.  If either party commences or is made a party to any action or proceeding to enforce or interpret this Assignment, the prevailing party in such action or proceeding shall be entitled to recover from the other party all attorneys’ fees, costs and expenses incurred in connection with such action or proceeding or any appeal or enforcement of any judgment obtained in any such action or proceeding.

B-1

7.                                       Amendments.  This Assignment may be amended only by a written agreement signed by Assignor and Assignee.

8.                                       Further Assurances.  The parties covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out this Assignment.

ASSIGNOR:	ASSIGNEE:

Maxwell Technologies, Inc., a Delaware corporation	Horizon Christian Fellowship, a California not for profit corporation

By:	By:
Name:	Name:
Title:	Title:

B-2

SCHEDULE 1 TO EXHIBIT B

LIST OF CONTRACTS

[To Be Provided]

EXHIBIT C

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that the transferee of an interest in real property located in the United States must withhold tax if the transferor is a foreign person.  To inform Horizon Christian Fellowship, a                         (“Transferee”), that withholding of tax is not required upon the sale by Maxwell Technologies, Inc., a Delaware corporation (“Transferor”), of its fee simple interest in that certain real property sold pursuant to the Purchase and Sale Agreement and Escrow Instructions dated effective                       , 2003, which real property is described in Schedule 1 attached hereto and made a part hereof, the undersigned hereby certifies the following:

1.                                       The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and the income tax regulations promulgated thereunder);

2.                                       The Transferor’s United States Taxpayer Identification Number is                                              ;

3.                                       The Transferor’s office address is 9244 Balboa Avenue, San Diego, CA 92123; and

4.                                       The Internal Revenue Service has not issued any notice with respect to Transferor or listed Transferor as a person whose affidavit may not be relied upon for purposes of Section 1445 of the Internal Revenue Code.

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalty of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I am the General Partner of Transferor and that I have authority to sign this document on behalf of the Transferor.

Dated:	November 20, 2003	Maxwell Technologies, Inc.
a Delaware corporation

		By:	/s/ Richard E. Smith
Name: Richard E. Smith
Its: EVP & Secretary

C-1

SCHEDULE 1 TO EXHIBIT C

LEGAL DESCRIPTION OF LAND

[See attached]

EXHIBIT D

BILL OF SALE

MAXWELL TECHNOLOGIES, INC., a Delaware corporation (“Grantor”), for good and valuable consideration to Grantor in hand paid by                    , a California                    (“Grantee”), the receipt and sufficiency of which is hereby acknowledged, does hereby sell and deliver to Grantee all of Grantor’s right, title and interest, if any, in and to:

The tangible personal property (the “Personal Property”) used in connection with 8888 Balboa Avenue, San Diego, California, shown on Schedule 1 attached hereto and incorporated herein.

The Personal Property is in used condition, and Grantor is neither a manufacturer, nor distributor of, nor dealer nor merchant in, said Personal Property.  Grantor makes no representations, express or implied, as to the condition or state of repair of the Personal Property, including warranties of fitness or merchantability, it being expressly understood that the Personal Property is being sold to Grantee in its present “AS IS, WHERE IS” condition and with all faults.  By acceptance of delivery of the Personal Property, Grantee affirms that it has not relied on Grantor’s skill or judgement to select or furnish said Personal Property for any particular purpose, and that Grantor makes no warranty that said Personal Property is fit for any particular purpose and that there are no representations or warranties, express, implied or statutory, that extend beyond the description of said Personal Property set forth above, except that Grantor represents and warrants that: (i) Grantor has not previously sold or conveyed said Personal Property; (ii) Grantor has full power, right and authority to convey title thereto; (iii) Grantor is lawfully possessed of good title to the Personal Property; and (iv) the Personal Property shall be conveyed and delivered to Grantee free and clear of all liens, encumbrances and creditors’ rights, other than a lien for current taxes not yet delinquent.

Signatures Appear on Following Page

D-1

IN WITNESS WHEREOF, Grantor has executed this Bill of Sale as of the date below.

GRANTOR:

MAXWELL TECHNOLOGIES, INC., a California corporation

By:	/s/ Richard E. Smith
Name: Richard E. Smith
Title: EVP & Secretary

Dated:	12/23/03

D-2

EXHIBIT A

LIST OF PERSONAL PROPERTY

Location	Instructions	Completion Date	Notes/Comments
Lobby	Remove Silver built in Cabinets	11/28/03	Scott
Board Room	Leave All		Leave for Horizon
Main Offices	Leave all cubicles & furniture		Leave for Horizon
Offices	Leave all furniture		Leave for Horizon
Main I.T. room	Leave		Leave for Horizon
Small I.T. room	Leave		Leave for Horizon
Engineering Offices - All	Remove all cubicles & furniture	11/28/03	Scott
Production	Leave lights & power items, shelving, book cases		Leave for Horizon
Engineering (3) rooms	Leave shelving, electrical, clear out stray items	11/28/03	Scott
RMA room	Leave shelving, clear out cubicles, etc.	Maxwell to clear out cubicles 11/28/03	Scott
Outside grounds, Titan Building	Leave trash compactor - Clean up truck bays - Remove pallet racking - Remove Oil tank - Clean compressor area - Remove Compressor etc -	11/28/03 11/28/03 Horizon will handle 11/28/03 11/28/03	Leave for Horizon Scott Scott Horizon will handle Scott Scott
Storage Shed	Remove materials, leave shelving	11/28/03	Scott
Chiller + Air Compressor	Leave in place		Leave for Horizon
Stock Rooms	Clear all	11/28/03	Scott
Shannon: Recv & Inspection	Leave shelving, remove all else	11/28/03	Leave Shelving for Horizon
Shannon main floor	Remove equipment, misc. items, leave exhaust fans, ducting	11/28/03	Scott
Gym Equip.	Maxwell will take	12/01/2003	Pam - Maxwell will take
All Kitchens	Leave cabinets & equipment		Leave for Horizon

EXHIBIT B

BILL OF SALE

MAXWELL TECHNOLOGIES, INC., a Delaware corporation (“Grantor”), for good and valuable consideration to Grantor in hand paid by HORIZON CHRISTIAN FELLOWSHIP, a California not for profit corporation (“Grantee”), the receipt and sufficiency of which is hereby acknowledged, does hereby sell and deliver to Grantee all of Grantor’s right, title and interest, if any, in and to:

Certain portions of the tangible personal property (the “Personal Property”) currently existing on and used in connection with 8888 Balboa Avenue, San Diego, California (“Premises”), described on Schedule 1 attached hereto and incorporated herein.

The Personal Property is in used condition, and Grantor is neither a manufacturer, nor distributor of, nor dealer nor merchant in, said Personal Property.  Grantor makes no representations, express or implied, as to the condition or state of repair of the Personal Property, including warranties of fitness or merchantability, it being expressly understood that the Personal Property is being sold to Grantee in its present “AS IS, WHERE IS” condition and with all faults.  By acceptance of delivery of the Personal Property, Grantee affirms that it has not relied on Grantor’s skill or judgment to select or furnish said Personal Property for any particular purpose, and that Grantor makes no warranty that said Personal Property is fit for any particular purpose and that there are no representations or warranties, express, implied or statutory, that extend beyond the description of said Personal Property set forth above, except that Grantor represents and warrants that: (i) Grantor has not previously sold or conveyed said Personal Property; (ii) Grantor has full power, right and authority to convey title thereto; (iii) Grantor is lawfully possessed of good title to the Personal Property; and (iv) the Personal Property shall be conveyed and delivered to Grantee free and clear of all liens, encumbrances and creditors’ rights, other than a lien for current taxes not yet delinquent.

Signatures Appear on Following Page

Schedule 1

Personal Property

6

EXHIBIT “A”

3